UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported) May 7, 2025

NeueHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40537	47-4991296
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9250 NW 36th St Suite 420, Doral, Florida	33178
Address of Principal Executive Office	(Zip Code)
(612) 238-1321
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NEUE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
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Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 7, 2025, NeueHealth, Inc. (the “Company”) held a special meeting of stockholders (the “Special Meeting”) to consider certain proposals related to the Agreement and Plan of Merger, dated as of December 23, 2024 (the “Merger Agreement”), by and among NH Holdings 2025, Inc., a Delaware corporation (“Parent”), and NH Holdings Acquisition 2025, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Parent and Merger Sub are indirectly controlled by private investment funds affiliated with New Enterprise Associates, Inc. On the terms and subject to the conditions set forth in the Merger Agreement, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, the Company will no longer be a public company.

As of the close of business on April 11, 2025, the record date for the Special Meeting, there were 8,927,758 shares of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), outstanding, 750,000 shares of Series A Convertible Perpetual Preferred Stock of the Company, par value $0.0001 per share (“Company Series A Preferred Stock”), outstanding and 175,000 shares of Series B Convertible Perpetual Preferred Stock of the Company, par value $0.0001 per share (“Company Series B Preferred Stock” and, together with the Company Series A Preferred Stock, the “Company Preferred Stock”), outstanding. Holders of shares of Company Common Stock were entitled to one vote per share on each of the Merger Agreement Proposal (as defined below), the Adjournment Proposal (as defined below) and the Merger-Related Compensation Proposal (as defined below). Holders of shares of Company Series A Preferred Stock (voting on an as-converted basis) were collectively entitled to a total of 3,388,898 votes on each of the Merger Agreement Proposal and the Adjournment Proposal. Holders of shares of Company Series B Preferred Stock (voting on an as-converted basis) were collectively entitled to a total of 2,182,376 votes on each of the Merger Agreement Proposal and the Adjournment Proposal. Holders of shares of Company Common Stock and Company Preferred Stock (voting on an as-converted basis) collectively entitled to a total of 8,597,939 votes, representing approximately 59.3% of the total voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (voting on an as-converted basis) entitled to vote at the Special Meeting, were virtually present or represented by proxy at the Special Meeting, constituting a quorum to conduct business with respect to a vote on the Merger Agreement Proposal and the Adjournment Proposal. Holders of a total of 5,564,234 shares of Company Common Stock, representing approximately 62.3% of the voting power of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting, were virtually present or represented by proxy at the Special Meeting, constituting a quorum to conduct business with respect to a vote on the Merger-Related Compensation Proposal.

At the Special Meeting, the following proposals were considered:
1.Merger Agreement Proposal. A proposal to adopt the Merger Agreement, which provides that, among other things and on the terms and subject to the conditions set forth therein, the parties thereto will consummate the Merger, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent, pursuant to and in accordance with the Delaware General Corporation Law (the “Merger Agreement Proposal”).

2.The Adjournment Proposal. One or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

3.The Merger-Related Compensation Proposal. Only in the case of holders of shares of Company Common Stock, a nonbinding, advisory proposal regarding certain compensation arrangements for the Company’s named executive officers in connection with the Merger (the “Merger-Related Compensation Proposal”).

Each proposal is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 14, 2025, as supplemented, and first mailed to the Company’s stockholders on or about April 14, 2025.

Each of the three proposals was approved by the requisite vote of the Company’s stockholders.

The final voting results for each proposal are described below.

(1) Merger Agreement Proposal.

For	Against	Abstain
8,417,744	179,725	470

(2) Adjournment Proposal.

For	Against	Abstain
8,471,284	115,020	11,635

(3) Merger-Related Compensation Proposal.

For	Against	Abstain
5,314,345	236,922	12,967

Because the Merger Agreement Proposal was approved by the requisite vote, no adjournment to solicit additional proxies was necessary.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	The cover page from the Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeueHealth, Inc.

Date:	05/08/2025	By:	/s/ Jeff Craig
		Name:	Jeff Craig
		Title:	General Counsel and Corporate Secretary